Exhibit 99.1

LendingTree Aligns Management Team for Growth

CHARLOTTE, NC - April 29, 2021 - Today, LendingTree®, Inc. announces the reorganization of its leadership and management team to place greater focus on the Company’s strategic growth initiatives, effective May 17, 2021. The reorganization serves to better align management, executives, and resources with key initiatives and was informed by the Company’s strong succession planning efforts over the past several years.

LendingTree has organized the business around three key divisions: the core LendingTree marketplaces, the QuoteWizard insurance business, and LendingTree Next.

•	Neil Salvage will continue to run core LendingTree marketplaces as President, LendingTree Marketplace. Salvage will focus on deepening existing partnerships within LendingTree’s marketplaces while continuing to scale and innovate on both partner and consumer experiences related to these businesses.

•	Scott Peyree will continue to run the insurance business and will now report to Chairman and CEO, Doug Lebda as President, Insurance. Peyree will continue to focus on expanding the Company’s presence in the insurance industry.

•	JD Moriarty, currently CFO, will move to an operating role, as President of LendingTree Next. The Next division will lead the next evolution of the company with a number of growth initiatives that build off of our marketplace assets.

•	Trent Ziegler has been named as LendingTree’s new Chief Financial Officer, a natural and well-deserved progression from his prior role as Vice President, Investor Relations and Treasury.

“Over the last year, LendingTree has implemented a more refined, strategic planning process that focuses on the implementation and execution of key initiatives for this year and beyond, while continuing to scale and innovate our core marketplace businesses,” said Chairman and CEO, Doug Lebda. “We’ve identified three distinct areas in need of dedicated focus, management, and resources.”

“The first is our core LendingTree marketplaces - the products and services that facilitate interactions between consumers and financial service providers today,” continued Lebda. “Neil has deep expertise and understanding of the complexities involved in these core marketplace businesses, and I’m thrilled that we are providing this segment of business with dedicated resources to continue innovation and scale in these areas.”

“The second pillar is the insurance business, led by Scott Peyree as President, Insurance. Scott will continue to focus on growing existing carrier relationships, increasing strength in search engine marketing with additional traffic acquisition sources, and increasing scale in non-auto categories. Under Scott’s continued management, I am excited to continue our growth in these areas.”

“This re-organization allows us to provide dedicated leadership for a number of our most important strategic growth areas, and that will be led by J.D. Moriarty. J.D. will serve as President, LendingTree Next, and oversee our MyLendingTree logged-in platform, the evolution of the consumer experience, strategic partnerships, corporate development and enterprise operations management. We see massive opportunities in these areas and a need for dedicated leadership. I couldn’t be more thrilled to have J.D. at the helm.”

“Last, but certainly not least, I’m excited to announce Trent Ziegler as our new CFO. Trent has been with LendingTree for more than 8 years. Prior to taking on the Investor Relations role in 2016, Trent led our internal Finance team during the early years of our growth. More recently, in 2018, his role expanded to include the Treasurer role, and he has built many of our banking relationships while leading our financing activity and balance sheet management efforts.”

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree" or the "Company").

LendingTree operates what it believes to be the leading online consumer platform that connects consumers with the choices they need to be confident in their financial decisions. The Company offers consumers tools and resources, including free credit scores, that facilitate comparison-shopping for mortgage loans, home equity loans and lines of credit, reverse mortgage loans, auto loans, credit cards, deposit accounts, personal loans, student loans, small business loans, insurance quotes and other related offerings. The Company primarily seeks to match in-market consumers with multiple providers on its marketplace who can provide them with competing quotes for loans, deposit products, insurance or other related offerings they are seeking. The Company also serves as a valued partner to partners and other providers seeking an efficient, scalable and flexible source of customer acquisition with directly measurable benefits, by matching the consumer inquiries it generates with these providers.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

Media Contact:

Megan Greuling

megan.greuling@lendingtree.com

704-943-8208